NEWS RELEASE

OTCBB: TXLA

TEXOLA ENERGY IN NEGOTIATIONS WITH INDEPENDENT JUNIOR PRODUCING OIL COMPANY

VANCOUVER, B.C., July 14, 2006 -- Texola Energy Corp. (‘Texola’ or the ‘Company’) (OTCBB: TXLA) wishes to announce that it is in “arms length” negotiations with an independent junior producing oil company with existing operations and production in Alberta, Canada, relating to a potential merger or other corporate combination.

The purpose of the negotiations is to come to a heads of agreement that will be mutually beneficial to both entities, and result in the Company having immediate, and longer-term oil production and cash flow, together with an inventory of large and prospective North American oil and gas exploration prospects. The Company looks forward to providing further updates on this exciting opportunity as they proceed.

About Texola Energy Corp.

Texola is an emerging, growth oil and gas exploration company focused on providing exceptional shareholder value and appreciation by finding, exploring and developing large scale, early stage oil and gas projects in North America.

To achieve this goal, the Company has recently undertaken various exploration initiatives, one of which is an early stage exploration prospect in Nevada, USA, and the second is located in Northern Alberta, Canada. Both of these projects offer the Company the potential to exploit and develop large, world-class reservoirs.

For further information contact:

Texola Energy Corp.

Investor Relations:

North America Toll Free: 1-866-329-5488 / Email: info@texolaenergy.com

Notice Regarding Forward Looking Statements

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the inability or the unwillingness of Texola to continue ongoing exploration of its Maverick Springs prospect for any reason; (ii) the risk that either party to the Supplemental Agreement breaches the agreement and/or the data license; (iii) the inability of the Company to enforce the terms of the Supplemental Agreement and/or the data license; and (iv) risk that the preliminary information provided by Cedar Strat is inaccurate or unreliable for any reason. These forward-looking statements are made as of the date of this news release and Texola assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Texola believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Texola’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.